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                    [ON COOPERS & LYBRAND L.L.P. LETTERHEAD]



                       CONSENT of INDEPENDENT ACCOUNTANTS


                                    --------



We consent to the incorporation by reference in the Prospectus Supplement dated March 18, 1997 (to Prospectus dated March 18, 1997) of Aames Capital Acceptance Corp., relating to the Adjustable Rate Asset-Backed Bonds, Series 1997-1 of Aames Capital Owner Trust 1997-1, of our report dated January 17, 1996, on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our Firm under the caption "Report of Experts".


                                                    /s/ COOPERS & LYBRAND L.L.P.


New York, New York
March 18, 1997